UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2020

MARTIN MIDSTREAM PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-50056	05-0527861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Stone Road

Kilgore, Texas 75662

(Address of principal executive offices) (Zip Code)

(903) 983-6200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partnership interests	MMLP	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Third Amended and Restated Credit Agreement

On July 8, 2020, Martin Operating Partnership L.P. (the “Operating Partnership”), a wholly owned subsidiary of Martin Midstream Partners L.P. (the “Partnership”), and the Partnership entered into an Eleventh Amendment to Third Amended and Restated Credit Agreement (the “Eleventh Amendment”) with Royal Bank of Canada, as administrative agent and collateral agent for the lenders and as an L/C Issuer and a lender, and the other lenders party thereto, which amends the Third Amended and Restated Credit Agreement, dated as of March 28, 2013, as amended (the “Credit Agreement”). The Eleventh Amendment was entered into, in part, to facilitate the transactions contemplated by the previously disclosed Restructuring Support Agreement dated June 25, 2020 (the “Restructuring Support Agreement”), among the Partnership, its general partner, Martin Midstream GP LLC, the Operating Partnership, certain other subsidiaries of the Partnership, and certain holders (the “Supporting Holders”) that, as of the date hereof, beneficially owned approximately 74.3% in principal amount of the Partnership’s 7.25% senior unsecured notes due 2021 (the “Existing Notes”).

Upon the closing of the Eleventh Amendment, the Credit Agreement was amended to, among other things:

•	require the Operating Partnership to prepay revolving loans under the Credit Agreement to the extent that its Excess Cash (as defined in the Eleventh Amendment) exceeds $25.0 million;

•

provide that cash management and certain other bank services provided to the Partnership and its subsidiaries by lenders (and their affiliates) under the Credit Agreement are secured by the same collateral that secures the obligations under the Credit Agreement;

•	remove the Operating Partnership’s ability to increase the commitments under the Credit Agreement without entering into a future amendment to the Credit Agreement;

•

generally prohibit the prepayment of the Existing Notes, unless such prepayment is pursuant to the Exchange Offer (as defined below) and Cash Tender Offer (as defined below) contemplated by the Restructuring Support Agreement; and

•	provide that the maturity date of the lenders’ commitments under the Credit Agreement is August 31, 2023; however, the maturity date will be:

o

August 19, 2020 if either (x) more than $36.5 million of the Existing Notes remain outstanding after completion of the Exchange Offer described in the Restructuring Support Agreement or (y) such Exchange Offer has not taken place by August 15, 2020 and the Operating Partnership has not commenced the in-court restructuring described in the Restructuring Support Agreement prior to August 19, 2020; or

o

October 16, 2020 if the Operating Partnership commences the in-court restructuring described in the Restructuring Support Agreement and the plan of reorganization contemplated thereby is not effective by October 16, 2020.

Upon the earlier of (x) the closing of the Exchange Offer and Cash Tender Offer contemplated by the Restructuring Support Agreement and satisfaction of certain other conditions set forth in the Eleventh Amendment and (y) August 15, 2020, the Eleventh Amendment will amend the Credit Agreement to, among other things:

•

permit the Partnership to issue up to $54.0 million of senior secured 1.5 lien notes due 2024 (the “New Notes”) and up to $323.0 million of senior secured 2nd lien notes due 2025 (the “Exchange Notes”), subject to the restrictions set forth in the Eleventh Amendment;

•	reduce the aggregate amount of commitments under the Credit Agreement from $400 million to $300 million;

•	require an additional $25 million reduction in the commitments under the Credit Agreement if the Partnership receives $25 million or more in net cash proceeds from any asset sale;

•	limit the Partnership’s ability to make distributions to its unitholders in excess of $0.005 per unit unless the Partnership’s Total Leverage Ratio (as defined in the Credit Agreement) is below 3.75x;

•	increase the pricing under the Credit Agreement and add a 1.0% floor for the Eurodollar rate;

•	require the payment of a fee to the consenting lenders equal to 0.25% of each such lender’s commitment under the Credit Agreement (after giving effect to the $100 million commitment reduction);

•

require the Operating Partnership to maintain a minimum Interest Coverage Ratio (as defined in the Credit Agreement) of 2.0:1.0 with respect to the fiscal quarters ending in September and December of 2020, 1.75:1.0 with respect to each fiscal quarter ending in 2021, and 2.0x with respect to each fiscal quarter thereafter;

•

require the Operating Partnership to maintain a maximum Total Leverage Ratio (as defined in the Eleventh Amendment) of not more than 5.75:1.0 with respect to the fiscal quarters ending in September and December of 2020 and March and June of 2021, 5.50 with respect to the fiscal quarter ending in September of 2021, 5.00 with respect to the fiscal quarter ending in December of 2021 and the fiscal quarters ending in March, June and September of 2022, and 4.50:1.0 with respect to each fiscal quarter thereafter, which financial covenant replaces the existing maximum Leverage Ratio (as defined in the Credit Agreement in effect prior to the Eleventh Amendment);

•

require the Operating Partnership to maintain a maximum First Lien Leverage Ratio (as defined in the Eleventh Amendment) of not more than 2.25:1.0 with respect to the fiscal quarters ending in September and December of 2020 and each fiscal quarter ending in 2021, and 2.0:1.0 with respect to each fiscal quarter thereafter, which financial covenant replaces the existing maximum Senior Leverage Ratio (as defined in the Credit Agreement in effect prior to the Eleventh Amendment);

•

allow the Partnership to make annual excess cash flow prepayment offers with respect to the Exchange Notes and certain other optional prepayments, redemptions and repurchases of the Exchange Notes, but subject to various restrictions set forth in the Eleventh Amendment that may not be satisfied at the time the Partnership is otherwise required, or would like, to make such prepayment, redemption or repurchase of the Exchange Notes; and

•	authorize the collateral agent under the Credit Agreement to enter into an intercreditor agreement with the collateral trustee for the New Notes and the Exchange Notes.

The foregoing description of the Eleventh Amendment, set forth in this Item 1.01, does not purport to be complete and is qualified in its entirety by reference to the Eleventh Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Amendment to Restructuring Support Agreement

On July 7, 2020, pursuant to the provisions of the Restructuring Support Agreement, the required amount of consenting supporting senior noteholders agreed to waive and extend the following requirements in the Restructuring Support Agreement to:

•	Extend the deadline to launch the Exchange Offer and Plan Solicitation (as defined below) from Monday, July 6, 2020, to Friday, July 10, 2020;

•

Extend the termination event if a majority in amount of the then-current lenders under the Credit Agreement do not become party to the Restructuring Support Agreement by July 15, 2020 at 11:59 p.m. (prevailing Eastern Time) until July 22, 2020 at 11:59 p.m. (prevailing Eastern Time); and

•	Extend the termination event if the Eleventh Amendment is not executed by July 3, 2020 at 11:59 p.m. (prevailing Eastern Time) until July 10, 2020 at 11:59 p.m. (prevailing Eastern Time).

Backstop Agreement

On July 9, 2020, the Partnership and certain of its subsidiaries entered into a Backstop Agreement (the “Backstop Agreement”) with certain of the Supporting Holders of the Existing Notes (the “Backstop Parties”), pursuant to which the Backstop Parties have agreed to purchase any unsubscribed New Notes that have not been purchased by eligible holders in the Rights Offering, or if the Exchange Offer and Cash Tender Offer are not consummated, pursuant to the Plan (as defined below).

The Partnership has agreed to pay the Backstop Parties a backstop commitment fee of $3.75 million allocated between the Backstop Parties based on their pro rata share of the backstop commitment, which commitment fee will be paid in New Notes. However, if the Restructuring Support Agreement is terminated due to the Partnership’s governing body exercising its fiduciary duties, if the backstop agreement is materially breached by the Partnership and therefore terminated by the Backstop Parties, or if the New Notes are not issued by August 17, 2020 and the Partnership has not commenced chapter 11 cases, the commitment fee will be paid in cash.

The transactions contemplated by the Backstop Agreement are conditioned upon satisfaction or waiver of customary conditions for transactions of this nature, including, without limitation, that the Exchange Offer and consent solicitation, or Plan, as applicable, shall have been consummated or are being consummated substantially concurrently with closing of the Backstop Agreement, and the Rights Offering shall have been conducted, in each case in all material respects, in accordance with the Restructuring Support Agreement, the Backstop Agreement and other definitive documents described therein.

The transactions are being disclosed in this Current Report on Form 8-K for completeness of disclosure of the terms of the amended Restructuring Support Agreement and the Backstop Agreement. This report shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Exchange Notes and New Notes to be offered in the Exchange Offer and Rights Offering have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The foregoing description of the Backstop Agreement, set forth in this Item 1.01, does not purport to be complete and is qualified in its entirety by reference to the text of the Backstop Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 regarding the Eleventh Amendment is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On July 9, 2020, the Partnership issued a press release announcing (1) the commencement of an exchange offer to certain eligible holders of the Existing Notes (the “Exchange Offer”) for a combination of cash, Exchange Notes, and rights (the “Rights”) to acquire (the “Rights Offering”) New Notes, and (2) a cash tender offer to certain other holders of the Existing Notes (the “Cash Tender Offer”), in each case subject to certain conditions. In conjunction with the Exchange Offer and the Cash Tender Offer, as applicable, the Partnership has also commenced a solicitation of consents from the respective holders of the Existing Notes to amend certain provisions of the indenture governing the Existing Notes. As contemplated by the Restructuring Support Agreement, and in conjunction with the Exchange Offer, the Partnership is also soliciting votes (the “Plan Solicitation”) to accept a prepackaged plan of reorganization (the “Plan”). A copy of the press release is filed herewith as Exhibit 99.1 and incorporated by reference herein.

The information included in this Current Report on Form 8-K under Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that Section, unless the registrant specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Eleventh Amendment to Third Amended and Restated Credit Agreement, executed as of July 8, 2020, by and among Martin Operating Partnership L.P., a Delaware limited partnership, as borrower, Martin Midstream Partners L.P., a Delaware limited partnership, the other Loan Parties party thereto, the Lenders party thereto, and Royal Bank of Canada, as administrative agent and collateral agent for the Lenders and as an L/C Issuer and a Lender

10.2*	Backstop Agreement, dated as of July 9, 2020, among Martin Midstream Partners L.P., Martin Midstream Finance Corp., the other Credit Parties party thereto, and the backstop parties party thereto

99.1	Press Release

*	Schedules omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.

	By:	Martin Midstream GP LLC, Its General Partner

Date: July 9, 2020	By:	/s/ Robert D. Bondurant
		Name:	Robert D. Bondurant
		Title:	Executive Vice President, Treasurer, Principal Accounting Officer and Chief Financial Officer